UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 11, 2013

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	001-35724 (Commission File Number)	14-1160510 (IRS Employer Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  845-986-8080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2013, Warwick Valley Telephone Company (the “Company”) entered into a Credit Agreement with the lenders party thereto and TriState Capital Bank (“TriState”), as administrative agent (the “New TriState Credit Agreement”), establishing a $17.0 million revolving credit facility (the “New Revolving Credit Facility”) maturing on June 30, 2014 (the “Maturity Date”). Proceeds from the New Revolving Credit Facility may be used by the Company for working capital, capital expenditures, payment of existing acquisition obligations and general corporate purposes.

Interest will accrue on outstanding indebtedness under the New TriState Credit Agreement at (i) a Base Rate plus 2.0% per annum with respect to Base Rate Loans and (ii) a LIBOR rate plus 3.5% per annum with respect to LIBOR Monthly Rate Loans (as such terms are defined in the New TriState Credit Agreement). In addition to paying interest on the outstanding principal under the New TriState Credit Agreement, the Company is required to pay a commitment fee of 0.40% per annum on the monthly average daily unused portion of the $17.0 million commitment. Interest and applicable fees that accrue under the Credit Agreement are to be paid monthly with all remaining outstanding principal, interest and applicable fees becoming due on the Maturity Date.

The Company’s obligations under the New Revolving Credit Facility are secured by all of the Company’s assets and guaranteed by all of the Company’s wholly-owned subsidiaries except for Warwick Valley Telephone Restructuring Company LLC (“New Telco”).   New Telco entered into a negative pledge agreement with TriState whereby New Telco agreed not to pledge any of its assets as collateral or permit a lien to be placed on any of its assets.

On March 11, 2013, the Company drew down $15.2 million on the New Revolving Credit Facility and repaid the outstanding balances of (i) $9.2 million to CoBank, ACB (“CoBank”) under the Amended and Restated Master Loan Agreement, dated as of October 31, 2012; (ii) $4.0 million to Provident Bank (“Provident”) under the Amended and Restated Promissory Note, dated July 28, 2011, as extended by that certain Line of Credit Extension and Waiver Agreement dated October 21, 2012; and (iii) $2.0 million to TriState under the Credit Agreement, dated as of November 8, 2012.  The Company’s prior credit agreements with CoBank, Provident and TriState were terminated upon repayment.

All borrowings under the New TriState Credit Agreement are subject to the satisfaction of customary representations, warranties, conditions and certain covenants, which include, but are not limited to, the achievement of certain financial ratios as well as certain financial reporting requirements. The New TriState Credit Agreement also contains customary events of default and corresponding remedies, including termination of the loan commitment and accelerating any amounts due by the Company under the New Revolving Credit Facility.  The New TriState Credit Agreement includes a covenant that the Company will seek the consent of TriState prior to agreeing to any amendment to the agreements the Company has with the Orange County-Poughkeepsie Limited Partnership. There are no restrictions under the New TriState Credit Agreement on the Company’s ability to declare or pay dividends provided no event of default or potential event default has occurred under the New TriState Credit Agreement.

The Company anticipates filing the New TriState Credit Agreement and underlying promissory note as exhibits to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

Item 1.02 Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant  has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: March 15, 2013
	By:	/s/ Brian H. Callahan
Brian H. Callahan
Executive Vice President, Chief Financial Officer and Treasurer